EXHIBIT 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of EnviroStar, Inc. and subsidiaries on Form S8 (No. 333-208082) our report dated September 18, 2015, on our audit of the consolidated financial statements of EnviroStar, Inc. and Subsidiaries as of June 30, 2015 and for the fiscal year then ended which report is included in this Annual Report on Form 10-K, to be filed on or about September 16, 2016.

/s/ Mallah Furman

Fort Lauderdale, Florida

September 16, 2016